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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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United Auto Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copy

To Our Stockholders:

      You are cordially invited to attend the annual meeting of stockholders of United Auto Group, Inc. to the held at our offices located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, on May 21, 2004, at 9:00 a.m., Eastern Daylight time.

      I believe the annual meeting provides an excellent opportunity for stockholders to become better acquainted with UnitedAuto and its directors and officers. I hope that you will be able to attend.

      Whether or not you plan to attend, submitting your proxy by phone, internet or by completing, signing and mailing your proxy card will both assure your shares are represented at the meeting and minimize the cost of proxy solicitation. Thank you for your continued support of UnitedAuto.

Sincerely,

ROGER S. PENSKE
Chairman of the Board and
Chief Executive Officer

Bloomfield Hills, Michigan

April 12, 2004

Preliminary Copy

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2004

       We will hold our annual meeting of stockholders at our offices located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, on May 21, 2004, at 9:00 a.m., Eastern Daylight time, for the following purposes:

(1)	to approve amendments to our certificate of incorporation and bylaws to eliminate the classification of our Board of Directors;

(2)	to elect eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

(3)	solely in the event that the stockholders do not approve Proposal 1 (elimination of our classified Board of Directors), to elect four Class II directors to hold office until the 2007 annual meeting of stockholders or until their respective successors are duly elected and qualified;

(4)	to approve the United Auto Group Management Incentive Plan; and

(5)	to transact such other business as may properly come before the meeting.

      Stockholders of record as of April 1, 2004 can vote at the annual meeting and any adjournments of our annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from May 10, 2004 through May 21, 2004 at our principal executive offices, located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. This proxy statement is being distributed on or about April 12, 2004.

      Your vote is very important. If voting by mail, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If voting by the telephone or internet, please follow the instructions on your proxy card. Your prompt return of proxy cards will ensure a quorum. You may revoke your proxy and vote personally on all matters brought before the annual meeting.

By Order of the Board of Directors,

SHANE M. SPRADLIN
Secretary

Bloomfield Hills, Michigan

April 12, 2004

ABOUT THE MEETING

Q.	What am I voting on?

A. Proposal 1:	Approval of amendments to our certificate of incorporation and bylaws to eliminate the classification of our Board of Directors.

Proposal 2:	Election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

Proposal 3:	Solely in the event that the stockholders do not approve Proposal 1 (elimination of our classified Board of Directors), to elect four Class II directors to hold office until the 2007 annual meeting of stockholders or until their respective successors are duly elected and qualified.

      Proposal 4: Approval of the United Auto Group Management Incentive Plan.

Q.	Who can vote?

A.  Common stockholders of United Auto Group, Inc. as of the close of business on the record date, April 1, 2004, can vote at the annual meeting. Each share of our common stock gets one vote.

Q.	How do I vote before the meeting?

A.  You have three voting options:

•	Over the internet, which we encourage if you have internet access, at the address shown on your proxy card;

•	By telephone, through the number shown on your proxy card; or

•	By mail, by completing, signing and returning the enclosed proxy card.

      If you hold your shares through an account with a bank or broker, your ability to vote by telephone or the internet depends on their voting procedures. Please follow the directions that your bank or broker provides.

Q.	May I vote at the meeting?

A.  You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy through the internet, by telephone or by mail.

Q.	Can I change my mind after I vote?

A.  You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) voting again by telephone or over the internet prior to May 21, 2004 or (3) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker.

Q.	What if I return my proxy card but do not provide voting instructions?

A.  Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the elimination of the classified Board of Directors (2) FOR the election of the eleven nominees for director, (3) solely in the event the stockholders do not approve the elimination of the classified Board of Directors, FOR the election of the four nominees for Class II director, (4) FOR the approval of United Auto Group Management Incentive Plan, and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q.	Will my shares be voted if I do not provide my proxy instruction form?

A.  If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors is considered a routine matter for which brokerage firms may vote without specific instructions. The approval of the management incentive plan and elimination of our classified Board of Directors are not routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote”.

Q.	May stockholders ask questions at the meeting?

A.  Yes. Representatives of the Company will answer stockholder’s questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

Q.	How many votes must be present to hold the meeting?

A.  Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 1, 2004 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.	How many votes are needed to approve the Company’s proposals?

A.  The nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on your proxy card or otherwise, will have no impact on the election of directors. Approval of the United Auto Group Management Incentive Plan requires that a majority of the votes cast at the meeting be voted “For” the proposal. Approval of the elimination of our classified Board of Directors requires the approval of two-thirds of the shares eligible to vote on the record date.

Q.	What is the Company’s policy regarding director attendance at the annual meeting?

A.  We encourage all of our directors to attend the annual meeting. In 2003, all of our Directors attended the annual meeting.

PROPOSAL 1 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

AND BYLAWS TO ELIMINATE THE CLASSIFICATION OF OUR BOARD OF DIRECTORS.

      The Board of Directors is currently separated into three classes. Each year, the stockholders are requested to elect the directors comprising one of the classes for a three-year term. Currently, the term of the Class II directors is set to expire in 2004 at this year’s annual meeting. The term of the Class III directors is set to expire in 2005 and the term of the Class I directors is set to expire in 2006. Because of the classified board structure, stockholders have the opportunity to vote on only roughly one-third of the directors each year.

      The Board of Directors has approved and is proposing to the stockholders amendments to our certificate of incorporation and bylaws to eliminate the classified board structure. If the stockholders approve this proposal, the terms of all directors will expire at the annual meeting of stockholders each year and their successors will be elected for one-year terms that will expire at the next annual meeting. The text of the actual amendments to the certificate of incorporation and bylaws are set forth in Annex A.

      The sense of the Board of the Directors is that stockholders should have the opportunity to vote on all directors each year and that elimination of the classified board structure will be an effective way to maintain and enhance the accountability of the Board of Directors. In making this determination the Board of Directors has considered that removing the classified Board of Directors will have the effect of accelerating the time required for a majority stockholder or group of stockholders to replace a majority of the Board of Directors in any single year. Under a classified Board of Directors, a majority of the Board of Directors may be replaced only after two years. In addition, under Delaware law, directors of a classified board of directors may be removed only for cause. This limitation on removal of directors by cause would no longer apply if this proposal is approved.

      The Company’s largest stockholder, Penske Corporation, together with its affiliates, beneficially owns approximately 41% of our outstanding common stock, and through a stockholders agreement, controls 57% of the Company’s outstanding common stock as to the election of directors, subject to certain restrictions. See “Related Party Transactions” for a description of the stockholders agreement. We have been informed by representatives of Penske Corporation that they have no plan or intention of replacing any directors and we are not aware of any attempt of any other person or group of persons intending to seek the removal of any directors.

      If the stockholders approve this proposal, each of the eleven directors who are elected at the annual meeting will be elected for a one-year term that will expire at next year’s annual meeting. The entire Board of Directors will be subject to election at next year’s annual meeting of stockholders. Approval of the amendments to the certificate of incorporation and bylaws to eliminate the classified Board of Directors requires the affirmative vote of at least 66 2/3% of the shares of common stock issued and outstanding as of the record date, or approximately 30.8 million shares.

      If the stockholders vote to approve this proposal, it will become effective upon the filing of an amendment to the certificate of incorporation with the Secretary of State of the State of Delaware. We intend to file the amendment immediately after the requisite vote is obtained. The stockholders will then be asked to vote on Proposal 2 and a vote on Proposal 3 will not be taken.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELIMINATION OF OUR CLASSIFIED BOARD OF DIRECTORS.

PROPOSAL 2 — ELECTION OF DIRECTORS

      The second proposal to be voted on at the annual meeting is the election of the following eleven directors, each of whom is recommended by our Board of Directors. Biographical information about each of these nominees is included below.

      If the stockholders approve Proposal 1 (elimination of our classified Board of Directors) at the annual meeting, each of these nominees will be elected to serve a one-year term and will be subject to reelection at next year’s annual meeting. See Proposal 1 above. If Proposal 1 is not approved, stockholders will not be asked to vote for this proposal, and instead will vote for Proposal 3.

      Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members to our Board of Directors. See “Related Party Transactions” for a description of the stockholders agreement.

Our Board of Directors Recommends a Vote “FOR” Each of The Following Nominees:

John Barr — President and Chief Executive Officer, Automotive Performance Industries, LLC	Mr. Barr, 56, has served as a director since December 2002. Mr. Barr is the President and Chief Executive Officer of Automotive Performance Industries, LLC (API), as well as Chairman of API’s major operating group, Performance Logistics Group, Mr. Barr has served in this capacity since 1999. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr is a director of Clean Harbors, Inc., James Hardie Industries, NV and UST, Inc.

Michael R. Eisenson — Managing Director and Chief Executive Officer of Charlesbank Capital Partners, L.L.C.	Mr. Eisenson, 48, has served as a director since December 1993. He is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners L.L.C., a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of CCC Information Services Group, Inc., Playtex Products, Inc. and Universal Technical Institute, Inc.

James A. Hislop — Managing Director of Transportation Resource Partners, LP	Mr. Hislop, 46, has served as a director since May 1999. Mr. Hislop has been Managing Director of Transportation Resource Partners since January 2003. He has been President and Chief Executive Officer of Penske Capital Partners, L.L.C., since its inception in June 1997. Penske Capital Partners and Transportation Resources Partners are organizations formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Hislop served as a Managing Director in the Investment Banking Group of Merrill Lynch & Co. from 1991 to 1997. Mr. Hislop is a director of Penske Corporation.

Hiroshi Ishikawa — President of Mitsui Automotive North America, Inc.	Mr. Ishikawa, 41, has served as the President of Mitsui Automotive North America, Inc. since June 2003. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc. From March 1997 to October 2001, Mr. Ishikawa served as the Assistant General Manager, Machinery & Automotive Department of Mitsui & Co. (U.S.A.), Inc. Detroit Office.

William J. Lovejoy — Manager of Lovejoy & Associates	Mr. Lovejoy, 63, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (GMAC) and ultimately President of GMAC in 1990.

Eustace W. Mita — Chairman of Mita Management, L.L.P.	Mr. Mita, 49, has served as a director since August 1999. Since October 2002, Mr. Mita has been the Chief Executive Officer of Mita Management, L.L.P. From April 2000 until October 2001, Mr. Mita served as the Executive Vice President of The Reynolds and Reynolds Company and had been General Manager of Reynolds Transformation Services since May 2000. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company and President of Half-A-Car II, Inc. since 1990. Mr. Mita is also a director of The Reynolds and Reynolds Company.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation	Mr. Noto, 65, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation and the Altria Group, Inc. Mr. Noto is a member of the Mitsubishi Corp. (Japan) International Advisory Counsel and the Singapore Technologies (Singapore) International Advisory Counsel.

Roger S. Penske — Chairman of the Board and Chief Executive Officer of the Company and Penske Corporation	Mr. Penske, 67, has served as our Chairman and Chief Executive Officer since May 1999. Mr. Penske has also been Chairman of the Board and Chief Executive Officer of Penske Corporation since 1969. Penske Corporation is a privately-owned diversified transportation services company that, among other things, holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of Delphi Corporation, General Electric Company, Home Depot, Inc., Universal Technical Institute and CarsDirect.com, Inc. Mr. Penske is a director of Detroit Renaissance and a member of The Business Council.

Richard J. Peters — Managing Director of Transportation Resources Partners, LP	Mr. Peters, 56, has served as a director since May 1999. Since January 2003, Mr. Peters has been the Managing Director of Transportation Resources Partners, an organization formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Peters also serves as Chairman of Truck-Lite, Inc., an affiliate of Penske Corporation. From January 2000, to December 2002, Mr. Peters was the President of Penske Corporation. Since 1997, Mr. Peters has also served as President and Chief Executive Officer of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has also served as an officer and director of various subsidiaries of Penske Corporation since 1990. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990. Mr. Peters is also a director of Intermet Corporation.

Ronald G. Steinhart — Retired Chairman and Chief Executive Officer, Commercial Banking Group, Bank One Corporation	Mr. Steinhart, 63, has served as a director since March 2001. Mr. Steinhart served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Carreker Corporation, as a Trustee of Prentiss Properties Trust and as a Trustee of MFS/Compass Group of Funds (8 Funds advised by MFS Investment Management).

H. Brian Thompson — Chairman of Comsat International	Mr. Thompson, 65, has served as a Director of the Company since March 2002. Mr. Thompson is currently Chairman of Comsat International and heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson was previously Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. From 1991 to 1998, Mr. Thompson served as chairman and CEO of LCI International. Subsequent to the merger of LCI with Qwest Communications International Inc. in June 1998, Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. Mr. Thompson was Chairman of the Irish telephone company, Telecom Eirann, in 1999 and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of ArrayComm, Inc., Axcelis Technologies, Inc., Bell Canada International Inc., and Sonus Networks, Inc. He is also a trustee of Capitol College in Laurel, Maryland, U.S. Co-Chairman of the Global Information Infrastructure Commission and a member of the Irish Prime Minister’s Ireland America Economic Advisory Board.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Board of Directors and Committee Membership Roster as of December 31, 2003

			Compensation	Nominating
			& Management	& Corporate
Name	BOD	Audit	Development	Governance	Executive

John Barr	X	X
Samuel X. DiFeo	X				X
Michael R. Eisenson	X	X			X
James A. Hislop	X				X
Eustace W. Mita	X			X
Lucio A. Noto	X		X		X
Roger S. Penske	X				X
Richard J. Peters	X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		X	X
Laurence Vaughan	X
Motokazu Yoshida*	X		X
No. of Meetings 2003.	7	13	4	2	2

*	Mr. Yoshida attended less than 75% of the 2003 Board and committee meetings.

      Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website, www.unitedauto.com. The principal responsibilities of each committee are described in the following paragraphs.

      Audit Committee. Our Audit Committee is comprised of Michael Eisenson (Chairman), John Barr and Ronald Steinhart. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (ii) the performance of the internal audit function;

(iii) the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; and (iv) the fulfillment of the other responsibilities set out in the Audit Committee charter.

      The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the New York Stock Exchange rules and applicable law and each is an “audit committee financial expert”. Mr. Steinhart serves on the audit committee of three other entities. In 2004, the Board of Directors determined that Mr. Steinhart’s simultaneous service on three audit committees in addition to our Audit Committee would not impair his ability to effectively serve as a member of our Audit Committee.

      Compensation and Management Development Committee. Our Compensation and Management Development Committee is comprised of H. Brian Thompson (Chairman) and William Lovejoy. The purpose of the Committee is to discharge the responsibility of the Board of Directors relating to compensation of the Company’s directors, executive officers and such other employees as the Committee may determine and related matters.

      Executive Committee. Our Executive Committee is comprised of Roger Penske (Chairman), Michael Eisenson, James Hislop and Lucio Noto. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Eustace Mita (Chairman) and H. Brian Thompson. The purpose of the Committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. The Committee also develops and recommends to the Board of Directors corporate governance principles applicable to the Company and is responsible for leading the annual review of the Board’s performance. Upon their election at our annual meeting, each of the Committee members will be independent under the New York Stock Exchange rules.

      Other Corporate Governance Matters. The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines, which are posted on our website, www.unitedauto.com. These guidelines are also available in print to any stockholder who requests them by calling our investor relations department at 248-648-2500.

      One of our governance principles is that we must have a “Lead Director,” who shall be responsible for coordinating the activities of the other outside Directors, including the establishment of the agenda for executive sessions of the outside Directors. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our General Counsel’s office and all (other than frivolous messages) will be forwarded to the Lead Director.

      We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees. This code also is available in print to any stockholder who requests it by calling our investor relations department at 248-648-2500. We plan to disclose waivers for our executive officers or directors from the code on our website, www.unitedauto.com.

      Upon their election at the annual meeting, a majority of our Board of Directors will be independent, as defined by the New York Stock Exchange rules. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority independent Board of Directors or solely independent compensation or nominating committees. We are a “controlled company” because Penske Corporation and its affiliates, and Mitsui & Co. and its affiliates collectively own more than fifty percent of our voting stock. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company”, upon the election of our directors at the annual meeting, we will be fully compliant with the New York Stock Exchange rules for non-controlled companies.

      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having personal integrity, loyalty to UnitedAuto and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for UnitedAuto matters. Experience in one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting United Auto, willingness to contribute special competence to board activities, accomplishments within the director’s respective field and some basic experience reading and understanding financial statements. The Committee retains the right to modify these qualifications from time to time.

      The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to the Company during their term. In the case of new director candidates, the committee first determines whether the nominee would be independent. The Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee then meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote. Mr. Ishikawa is the only nominee who is not currently a Director. Mr. Ishikawa was recommended to the Committee by our current Board member, Motokazu Yoshida.

      The Committee will consider director candidates nominated by stockholders. Stockholder nominees should be addressed to Corporate Secretary, United Auto Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302 and must comply with the procedures outlined immediately below. The Committee’s evaluation of stockholder nominated candidates will be the same as for any other candidates.

      Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by submitting a written submission to the Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships (if any), of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, and a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier. Recommendations received by September 30, 2004, will be considered for nomination at the 2005 annual meeting of stockholders. Recommendations received after September 30, 2004, will be considered for nomination at the 2006 annual meeting of stockholders.

      Director Compensation. We have established a Non-Employee Director Compensation Plan to compensate our directors who are not our paid employees, who we call “Outside Directors.” Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $40,000. These fees are payable, at the option of each Outside Director, in cash or in common stock at the current market price. The payment of fees may be deferred in either the form of cash and /or deferred stock units. Each stock unit is equal in value to a share of common stock and ultimately paid in cash. These stock units generate dividend equivalents in the form of additional stock units and are credited to the director’s account on the date the dividends are paid. Any fees deferred in cash will be held in the general funds of the Company. Interest on deferred fees is credited quarterly to the account at the then current U.S. 90-day Treasury Bill rate. In general, deferred amounts are not paid until after the director retires.

      Beginning in 2004, our Outside Directors also receive an annual grant of 1,000 shares of restricted stock generally in the first quarter. These restricted shares are on the same terms as those granted to employees and vest ratably and annually over three years. Each Outside Director is also entitled to the use of one of our vehicles. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. As of

December 31, 2003, we had nine Outside Directors and three employee directors. In accordance with the internal policies of their employers, some of our directors assign their director compensation to the organizations that employ them or they waive the payment of the fee entirely. Directors who are also our or our subsidiaries’ employees receive no cash compensation for serving as directors or as members of committees. In May 2003, Roger Penske, Samuel DiFeo and Laurence Vaughan were granted 12,500 and 7,500 and 3,000 shares of restricted common stock in their capacity as company officers.

      Compensation Committee Interlocks and Insider Participation. During 2003, the Compensation and Management Development Committee was comprised of Lucio A. Noto (Chairman), H. Brian Thompson and Motokazu Yoshida. Mr. Penske is the Chairman of our Board of Directors and Chief Executive Officer. Mr. Penske is also the Chairman of the Board, Chief Executive Officer and a member of the compensation committee of Penske Corporation. Mr. Penske is also a managing member of Penske Capital Partners. See the section entitled “Related Party Transactions” for descriptions of further transactions involving Penske Capital Partners, Penske Corporation and Mr. Penske.

      In April 2003, an entity controlled by one of our directors, Lucio A. Noto (the “Investor”), paid approximately $1.8 million (including approximately $0.8 million credited from prior earnings retroactive to March 1, 2001) for a 6.5% interest in one of our subsidiaries, UAG Connecticut I, LLC, which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing and make periodic pro rata distributions from UAG Connecticut I to the Investor, which in 2003 totaled $0.3 million. In addition, the Investor has an option to purchase up to a 20% interest in UAG Connecticut I for specified amounts. The Investor has also guaranteed 20% of UAG Connecticut I’s lease obligation to AGR, our landlord of the facility at which the dealership operates. In exchange for that guarantee, the Investor will be entitled to 20% of any appreciation of the property, which appreciation would otherwise accrue to AGR at the time of sale, and the Investor is responsible to AGR for any corresponding depreciation of the property at the time of sale, which obligation shall be secured solely by the Investor’s ownership interest in UAG Connecticut I, LLC.

PROPOSAL 3 — ELECTION OF DIRECTORS (IN THE ALTERNATIVE TO PROPOSAL 2)

      Stockholders will be asked to vote on this Proposal 3 solely in the event that at the annual meeting the stockholders do not approve the amendments to our certificate of incorporation and bylaws to eliminate our classified Board of Directors as described in Proposal 1. If the stockholders approve Proposal 1, then we will amend our certificate of incorporation and bylaws to eliminate our classified Board of Directors, and the stockholders will proceed to vote on Proposal 2 and not this Proposal 3. If, however, the stockholders do not approve Proposal 1, a vote will be taken on this Proposal 3.

      If the stockholders do not approve Proposal 1, each of the following are nominated for election to serve a three-year term and will be subject to re-election at the 2007 annual meeting: Michael R. Eisenson, Hiroshi Ishikawa, William J. Lovejoy and H. Brian Thompson.

      Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members to our Board of Directors. See “Related Party Transactions” for a description of the stockholders agreement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MICHAEL EISENSON,

HIROSHI ISHIKAWA, WILLIAM LOVEJOY AND H. BRIAN THOMPSON.

PROPOSAL 4 — APPROVAL OF THE UNITED AUTO GROUP, INC. MANAGEMENT

INCENTIVE PLAN

      Our Board of Directors has approved a bonus plan for our executive officers designed to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code. The Board of Directors has approved this plan subject to the requisite approval by our stockholders.

      The purpose of the United Auto Group, Inc. Management Incentive Plan (the “Plan”) is to better align the interests of our management with the interests of our stockholders by encouraging management to achieve goals designed to increase stockholder value. The full text of the Plan is set forth as Annex B to this proxy statement, and you should refer to it for a complete description of the Plan. The following summary of the key terms of the Plan is qualified by reference to the Plan. If the requisite stockholder approval is obtained, the Plan would be effective as of July 1, 2003.

      Intended Tax Treatment of Awards under the Plan. The Plan is designed to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code and related Internal Revenue Service regulations and that we may deduct for tax purposes. Section 162(m) requires that certain material terms of a compensation plan, including participant eligibility, the business criteria on which performance goals are based and maximum award amounts, be approved by a company’s stockholders in order for compensation paid thereunder to be tax deductible. Accordingly, we are submitting the Plan for the requisite approval by our stockholders.

      Administration of the Plan. The Compensation and Management Development Committee of our Board of Directors, or such other committee or subcommittee as may be designated by our Board, will administer the Plan (the “Committee”). The Committee shall be comprised of two or more “outside directors” within the meaning of Section 162(m).

      Selection of Participants. The Committee, in its sole discretion, shall determine which of our executive officers or other key employees shall participate in the Plan in any particular year. An executive officer or key employee who is a participant for a given plan year is not guaranteed or assured of being selected for participation in any subsequent plan year.

      Establishment of Performance Targets. The Committee is responsible for identifying annual performance factors and establishing specific performance targets with respect thereto that must be met in order for bonuses to be paid under the Plan. The Committee has the sole discretion to determine whether, or to what extent, the established performance targets are achieved. Performance Targets may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, region, product line, department or function. The performance targets may be based upon any or all of the following performance factors or any combination thereof: (i) net income; (ii) return on equity; (iii) earnings per share and other earnings measurements; (iv) return on assets and similar measurements; (v) gross profit and operating profit; (vi) earnings before interest and taxes; (vii) sales; (viii) gross margin; (ix) cost reduction goals; (x) fixed cost coverage measurements; (xi) share price performance metrics; (xii) cash flow; (xiii) balance sheet measurements; (xiv) human resource measurements; (xv) unit sales; (xvi) same-store sales; (xvii) customer satisfaction; and (xviii) productivity.

      The performance targets must be established while the performance relative to the established target remains substantially uncertain within the meaning of Section 162(m). Concurrently with the selection of performance factors and the establishment of targets relating thereto, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participant. Subject to the discretion of the Committee, the performance measurement periods will typically be the one-year periods commencing on January 1.

      As provided in the definition of “Performance Objectives” in Section 2 of the Plan, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance targets unsuitable, the Committee may modify such performance targets or the related minimum acceptable level of achievement in whole or in part, as the Committee deems appropriate and equitable.

      Awards under the Plan. Awards under the Plan will be payable in cash or stock as determined by the Committee. Under the Plan, the maximum cash value of any bonus for each fiscal year may not exceed $5 million for any particular participant. Even if the Performance Factors are met, the Committee has sole discretion, pursuant to the exercise of its “negative discretion,” to decrease the amount of any award payable or to pay no award at all. In no event may the Committee increase at its discretion the amount of an award payable upon attainment of the Performance Factors. Payment of any bonus under the Plan may be deferred, subject to the Plan’s terms and any other written commitment authorized by the Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

UNITED AUTO GROUP MANAGEMENT INCENTIVE PLAN.

EXECUTIVE OFFICERS

      Our named executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of Mr. Penske is set forth above. Brief biographies of our other named executive officers are provided below.

      James R. Davidson, 58, has served as our Executive Vice President — Finance since May 1999, as our Executive Vice President — Accounting and Treasurer from August 1997 to May 1999, and as our Senior Vice President — Finance from February 1997 to August 1997. Prior to joining us, Mr. Davidson was an audit partner for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1973.

      Samuel X. DiFeo, 54, has served as our President, Chief Operating Officer and a director since February 1998. Mr. DiFeo also served as Executive Vice President of some of our subsidiaries whose assets were formerly owned by Mr. DiFeo and members of his family from October 1992 to January 1998.

      Robert H. Kurnick, Jr., 42, has served as our Executive Vice President and General Counsel since February 2000. Since January 2003, Mr. Kurnick has served as President of Penske Corporation. Employed by Penske Corporation since January 1995, Mr. Kurnick has served as (i) Executive Vice President of Penske Corporation and General Counsel of Penske Capital from August 1999 to December 2002; (ii) Senior Vice President and General Counsel of Penske Auto Centers, Inc. from November 1995 to January 2001; (iii) Senior Vice President and General Counsel of Penske Motorsports, Inc. from March 1996 to July 1999; and (iv) Assistant General Counsel of Penske Corporation from January 1995 to August 1999. Mr. Kurnick is also a director of Penske Corporation.

      Paul F. Walters, 60, has served as our Executive Vice President — Human Resources since August 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000 and Senior Vice President — Administration of Detroit Diesel Corporation from January 1988 to July 1997. Prior to joining Detroit Diesel Corporation, Mr. Walters was the Director of Personnel and Public Relations for Detroit Diesel Allison Division of GMC which he joined in 1961.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information concerning annual and long-term compensation of each individual who served as our chief executive officer during 2003 and each of our other named executive officers who served during 2003 for services rendered in all capacities during 2003, 2002 and 2001.

Summary Compensation Table

								Long Term
								Compensation
								Awards
	Annual Compensation
								Securities
					Other Annual	Restricted		Underlying
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation($)	Stock Award(2)		Options(#)

Roger S. Penske	2003	750,000		1,000,000	—	12,500	(3)	—
Chairman of the Board and	2002	294,231		900,000	—	—		20,000
Chief Executive Officer	2001	—		1,000,000	—	—		15,000
Samuel X. DiFeo	2003	400,000		200,000	—	7,500	(4)	—
President and Chief	2002	400,000		175,000	—	—		20,000
Operating Officer	2001	400,000		250,000	—	—		15,000
James R. Davidson	2003	450,000		300,000	—	6,000	(5)	—
Executive Vice President —	2002	400,000		190,000	—	—		11,000
Finance	2001	400,000		150,000	—	—		10,000
Robert H. Kurnick, Jr.	2003	171,500	(1)	67,750	—	6,000	(5)	—
Executive Vice President	2002	272,000	(1)	—	—	—		12,500
and General Counsel	2001	—		—	—	—		7,500
Paul F. Walters	2003	268,500	(1)	141,000	—	6,000	(5)	—
Executive Vice President —	2002	250,000	(1)	—	—	—		7,500
Human Resources	2001	—		—	—	—		7,500

(1)	Messrs. Kurnick and Walters are paid directly by Penske Corporation. The amounts shown reflect that portion of the salary compensation and bonus of Messrs. Kurnick and Walters that was paid by the Company to Penske Corporation.

(2)	On May 16, 2003, each of our named executive officers received shares of restricted stock which vest ratably and annually over three years. The closing price of our common stock on December 31, 2003 was $31.30.

(3)	The value of the 12,500 shares of restricted stock at December 31, 2003 was $391,250.

(4)	The value of the 7,500 shares of restricted stock at December 31, 2003 was $234,750.

(5)	The value of the 6,000 shares of restricted stock at December 31, 2003 was $187,800.

Option Grants

      The Company did not grant any options to purchase common stock during 2003 to our named executive officers.

Aggregated Option Exercises in 2003 and Year-End Option Values

      The following table sets forth information concerning the number and value of options held by our named executive officers on December 31, 2003 and 2003 option exercises.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In the
			Options at Fiscal		Money Options at Fiscal
	Number of Shares		Year End(#)		Year End($)
	Received upon	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roger S. Penske	—	—	441,667	18,333	9,340,350	244,300
Samuel X. DiFeo	—	—	301,667	18,333	5,821,150	244,300
James R. Davidson	90,333	1,265,173	—	20,667	—	389,167
Robert H. Kurnick, Jr.	—	—	14,167	10,833	257,175	139,400
Paul F. Walters	—	—	12,500	7,500	239,925	104,900

(1)	The closing price of our common stock on December 31, 2003 was $31.30

Employment Contracts

      We entered into a letter agreement with Samuel DiFeo in August 1999. Pursuant to this agreement, Mr. DiFeo agreed to serve as our President through December 31, 1999, subject to our right to extend his service as President through December 31, 2000, at a salary of at least $0.5 million per year. If Mr. DiFeo’s employment is terminated as a result of death, Mr. DiFeo’s estate is entitled to receive, among other things, a cash payment of $0.8 million. In addition, we agreed to retain Mr. DiFeo as a consultant after the letter agreement expires. The consulting agreement is to continue for a period of 48 months and may be extended for an additional year at our option. It provides for compensation of $0.4 million per year, plus use of an automobile, reimbursement of expenses and other health benefits. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect.

      We are not a party to employment contracts with the remaining named executive officers.

REPORT OF THE COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION

      Our Compensation and Management Development Committee’s responsibilities include establishing our policies regarding the compensation of our executive officers and other key employees. The Compensation and Management Development Committee approves all elements of compensation for our executive officers and is responsible for the administration of our incentive plans.

      Executive Compensation. Our compensation program consists of base salary, annual incentive payments, equity-based awards and employee health and other benefits, such as the use of a company vehicle. The goal of our compensation program is to motivate and reward our executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. Our executive compensation program is designed to align executive compensation practices with increasing the value of our common stock and to foster adherence to, and promotion of, our business mission, values, strategic goals and annual objectives.

      Our Compensation and Management Development Committee reviews and counsels with management relative to the appropriate compensation for management given their role in the corporate structure. It reviews salary levels as well as salary increases for the current year in order to maintain internal compensation consistency and external compensation competitiveness. It reviews and recommends incentive payments to be made in connection with the previous year’s performance considering the executive’s scope of responsibilities, level of experience, individual performance and attainment of pre-established goals, as well as our business plan and general economic factors. In making its decisions the Committee receives input from our Chief Executive Officer and President to assure congruity with our long-term performance goals.

      Base Salary and Bonus. The salary levels for our officers are determined by level of job responsibility and experience, job performance and attainment of pre-established goals. Bonus payouts to our executive officers and other key employees are influenced by the attainment of corporate earnings goals.

      Equity Incentives. Our Compensation and Management Development Committee believes strongly that the interests of senior management must be closely aligned with those of our stockholders. Prior to 2003, we granted management equity compensation in the form of stock options. Having considered much of the recent commentary concerning the use of stock options, beginning in 2003, we only issued equity compensation to our senior management team in the form of restricted stock. We believe that long-term incentives in the form of restricted stock or similar equity-based compensation more closely align the incentives for management with the interests of our stockholders.

      We grant restricted stock on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees whose contributions and skills are important to our long-term success. The restricted stock granted to date has had a three year annual and ratable vesting period. During 2003, the Committee granted 329,195 shares of restricted stock to our executive officers or key employees, some of which has reverted back to us as employees have departed from the Company.

      Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). In 2003, the Committee adopted the United Auto Group Management Incentive Plan, designed to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code and that we may deduct for tax purposes. Section 162(m) requires that certain material terms of a compensation plan, including participant eligibility, the business criteria on which performance goals are based and maximum award amounts, be approved by a company’s stockholders in order for compensation paid thereunder to be tax deductible. Accordingly, we are submitting the Management Incentive Plan for the requisite approval by our stockholders at the annual meeting. If approval is obtained, we expect to award performance compensation to certain members of our management team in the future.

      While the Compensation and Management Development Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation which may not be deductible by reason of Section 162(m).

      Chief Executive Officer. For 2003, our Compensation and Management Development Committee awarded Mr. Penske a bonus of $1.0 million. The bonus was based on our strong financial performance as well as operational performance such as achievements in customer satisfaction. In 2003, we substantially increased our gross revenues and net income from 2002 levels. We successfully accomplished our targeted level of acquisitions and made significant strides toward integrating those operations into our business. We also continued to be the industry leader in same-store sales.

      In determining the compensation of Mr. Penske, the Committee also monitors the compensation of the Company’s peers. While the Committee believes that the Company’s successes noted above are in large part due to the contributions of Mr. Penske, it has noted that Mr Penske’s compensation is generally on par or less than those of our peer companies’ chief executive officers. Mr. Penske does not participate in the approval of his own compensation.

The Compensation & Management Development
Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our voting common stock as of April 1, 2004 by (1) each person known to us to own more than five percent of our voting common stock, (2) each of our directors, (3) our Chief Executive Officer and four other most highly compensated executive officers and (4) all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities & Exchange Commission and includes voting and investment power with respect to shares. Applicable percentage of ownership is based on 46,145,785 shares of common stock outstanding. Unless otherwise indicated, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Corporation(2)(3)(4)	18,681,026	40.5%
2555 Telegraph Road Bloomfield Hills, MI 48302-0954
Penske Capital Partners, L.L.C.(3)(4)	7,657,282	16.6%
One Harmon Plaza, Ninth Floor Secaucus, NJ 07094
Mitsui(5)	7,221,349	15.6%
2-1, Ohtemachi 1-chome, Chiyoda-ku Tokyo, Japan
John Barr	3,500	*
Samuel X. DiFeo(6)	287,367	*
Michael R. Eisenson	1,000	*
James A. Hislop(7)	7,864,719	17.0%
Hiroshi Ishikawa(8)	7,221,349	15.6%
William J. Lovejoy	0	*
Eustace W. Mita	409,954	*
Lucio A. Noto	6,832	*
Roger S. Penske(9)	19,345,755	41.5%
Richard J. Peters	69,975	*
Ronald G. Steinhart	9,250	*
H. Brian Thompson	12,847	*
Laurence Vaughan (10)	26,667	*
Motokazu Yoshida(8)	7,221,349	15.6%
James R. Davidson(11)	10,687	*
Robert H. Kurnick, Jr.(12)	44,479	*
Paul F. Walters(13)	32,966	*
All directors and executive officers as a group (17 persons)	27,386,561	58.5%

*	Less than 1%

(1)	Pursuant to the regulations of the Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2)	Penske Corporation is the direct beneficial owner of 10,694,021 shares of common stock, which it has shared power to vote and dispose together with a wholly owned subsidiary, and the beneficial owner of up to 7,478,386 shares which are held by IMCGI. This number will be reduced in connection with each distribution of shares to Penske Corporation by the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreement of IMCGI. Penske Corporation also has shared voting power over 508,619 shares under voting agreements.

(3)	Penske Capital, IMCGI, IMCGII, and Penske Corporation each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist pursuant to the existing stockholders agreement.

(4)	Penske Capital has voting power with respect to 7,657,282 shares of common stock, consisting of 7,592,792 shares of common stock held by International Motor Cars Group I, L.L.C. (“IMCGI”) and 64,490 shares of common stock held by International Motor Cars Group II, L.L.C. (“IMCGII”). Penske Capital is the managing member of each of IMCGI and IMCGII. The managing members of Penske Capital are Roger Penske and James A. Hislop. Penske Capital is obligated to cause IMCGI and IMCGII to make special distributions to each of their members in connection with the sale of those securities by the members. The non-managing member of IMCGI is Penske Corporation.

(5)	Represents the 1,444,070 shares held by Mitsui & Co., (U.S.A.), Inc. and 5,777,279 shares held by Mitsui & Co., Ltd.

(6)	Includes options to purchase 173,667 shares of common stock that are exercisable within 60 days of the Record Date.

(7)	Includes the 7,657,282 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital.

(8)	Represents the shares held by Mitsui. See note (5). Mitsui has sole voting and dispositive power with respect to the common stock. Messrs. Ishikawa and Yoshida each disclaims beneficial ownership of the shares held by Mitsui.

(9)	Includes the 7,657,282 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting power, an additional 11,202,640 shares deemed to be beneficially owned by Penske Corporation, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, and options to purchase 453,333 shares that are exercisable within 60 days of the Record Date. Mr. Penske is a managing member of Penske Capital and the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation.

(10)	Includes 13,667 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date.

(11)	Includes 3,667 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife.

(12)	Includes 20,833 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date.

(13)	Includes 17,500 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date.

SHARE INVESTMENT PERFORMANCE

      The following graph compares the cumulative total stockholder returns on our common stock based on an investment of $100 on December 31, 1998 and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index and (ii) an industry/peer group consisting of Asbury Automotive Group, Inc., AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors Inc. and Sonic Automotive Inc. The graph also assumes the reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

		Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

United Auto Group, Inc.	100.00	97.28	72.79	280.93	135.73	342.02

S&P 500	100.00	121.04	110.02	95.95	75.52	97.18

Peer Group	100.00	62.12	40.67	90.02	84.83	128.65

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. Each of the members of the Audit Committee is independent, as defined by the New York Stock Exchange rules and applicable law.

      The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as our independent accountants. In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent accountants. The Audit Committee is responsible for recommending to the Board of Directors that our financial statements be included in our Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2003. First, the Audit Committee discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

      Second, the Audit Committee discussed with Deloitte & Touche their independence and received from Deloitte & Touche a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with our management and Deloitte & Touche in advance of public release of operating results, and filing of annual and quarterly reports with the Securities and Exchange Commission.

      Based on the discussions with Deloitte & Touche concerning the audit, and their independence, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our financial statements be included in our 2003 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John Barr
Ronald G. Steinhart

INDEPENDENT ACCOUNTANTS

      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmutsu, and their respective affiliates (collectively, the “Deloitte Entities”) will audit our consolidated financial statements for 2004 and perform other services. We paid the Deloitte Entities the following fees for the enumerated services in 2003, all of which services were approved by our Audit Committee.

      Audit Fees. The aggregate fees for professional services rendered by the Deloitte Entities in connection with their audit of our consolidated financial statements, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory or regulatory engagements for 2003 and 2002, were approximately $840,000 and $997,000, respectively.

      Audit Related Fees. The aggregate fees for professional services rendered by the Deloitte Entities in connection with their assurance services related to benefit plans and accounting research and consultation in 2003 and 2002 were approximately $44,000 and $35,000, respectively.

      Tax Fees. The aggregate fees for professional services rendered by Deloitte & Touche in connection with tax compliance, planning and advice in 2003 and 2002 were approximately $341,000 and $850,000, respectively, of which approximately $110,000 related to tax compliance in both years.

      All Other Fees. The aggregate fees for all other services rendered by Deloitte & Touche LLP in Fiscal 2003 and 2002 were approximately $50,000 and $315,000, respectively. These fees related primarily to a review of certain operational processes at our dealerships.

      The Audit Committee has considered the nature of the above-listed services provided by Deloitte & Touche LLP and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with Deloitte & Touche and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission.

      Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent auditors. The primary purpose of this policy is to ensure that we engage our public accountants to only provide audit and non-audit services that are compatible with maintaining independence. The Audit Committee is required to pre-approve all services performed for us by our independent auditors and the related fees for such services. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment, except as provided below. The Company’s independent auditors are prohibited from performing any service prohibited by applicable law.

      Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent auditors and their fees for the annual audit must be approved by the entire Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service; provided, however, that no such pre-approval may be granted with respect to any service prohibited by applicable law or that otherwise appears reasonably likely to compromise the independent auditor’s independence. Any pre-approval granted pursuant to this delegation of authority will be reviewed with the Audit Committee at its next regularly scheduled meeting. Non-audit services for which the estimated fee is greater than 10% of the audit fee must be approved by the entire Committee before commencement of the service.

      A representative of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement and to answer questions.

RELATED PARTY TRANSACTIONS

      Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The remaining parties to the stockholders agreement are International Motor Cars Group, I., L.L.C. (“IMCGI”), International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGI, IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.

      In March 2004, we issued and sold 4,050,000 shares of our common stock to Mitsui in exchange for $119 million under the terms of a purchase agreement between us, Mitsui and the Penske affiliated companies. This purchase agreement also contains other agreements between the parties. The Penske affiliated companies and Mitsui have agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of the Board of Directors or a majority of the disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.

      We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as they own at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of the Company, as long as they own at least 10% of our outstanding common stock. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to certain limitations.

      Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of their shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

      Registration Rights Agreements. In May 1999, we and IMCGI and IMCGII entered into a registration rights agreement and in December 2000, we and Penske Automotive Holdings Corp. entered into a registration rights agreement. Pursuant to these agreements, IMCGI and IMCGII and Penske Corporation each may require us on three occasions to register all or part of their common stock, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1, S-2 and S-3 under the Securities Act.

      In connection with the purchase of shares discussed above, in March 2004, we entered into a registration rights agreement with Mitsui. Under this agreement, Mitsui may require us on two occasions to register all or part of their common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1, S-2 and S-3 under the Securities Act. We have agreed to pay all expenses (subject to some limitations) incident to the registration and disposition of the securities registered pursuant to all of these registration rights agreements (other than underwriting discounts and commissions in respect thereof).

      Prior Stockholders Agreement. In March 2004, we terminated a stockholders agreement between us, the Penske affiliated companies and Mitsui. The rights and obligations under this agreement have terminated. Pursuant to that now-terminated agreement, the parties agreed to vote their shares of common stock to elect Roger S. Penske, four additional persons nominated by some of the Penske affiliated companies, one person nominated by Mitsui and three independent persons as our directors. The Penske entities only nominated three members to the Board of Directors under this agreement (Richard J. Peters, James A. Hislop and Eustace W. Mita) even though they were entitled to four nominees. Motokazu Yoshida was the nominee to the Board of Directors by Mitsui. The parties also agreed to use their reasonable best efforts to have our compensation committee of the Board of Directors consist of Roger S. Penske, one additional designee of the Penske entities and two independent directors. The Penske entities did not designate a member of the compensation committee and Mr. Penske did not serve on the compensation committee.

      Other Related Party Interests. James A. Hislop, one of our directors, is the President, Chief Executive Officer and a managing member of Penske Capital Partners (who is the managing member of IMCGI and IMCGII), a director of Penske Corporation and a managing director of Transportation Resource Partners, an organization affiliated with Roger S. Penske which undertakes investments in transportation related industries. Mr. Penske also is a managing member of Penske Capital Partners. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Eustace W. Mita is an investor in Transportation Resources Partners. Robert H. Kurnick, Jr., our Executive Vice President and General Counsel, is also the President and a director of the Penske Corporation and Paul F. Walters, our Executive Vice President — Human Resources serves in a similar human resources capacity for Penske Corporation.

      CarsDirect.com. In May 2000, we, along with Penske Automotive Group, Inc. (PAG), an automobile dealership company controlled by Roger S. Penske, entered into an operating agreement with CarsDirect.com, Inc. whereby PAG and we supply vehicles to CarsDirect.com at pre-negotiated prices through PAG’s and our respective franchised vehicle dealers. During the term of the operating agreement, CarsDirect.com will offer the franchised vehicle dealers of PAG or the Company with the closest geographic proximity to the customer the first opportunity to supply the vehicle purchased through their website. As consideration for entering into the operating agreement, CarsDirect.com granted to PAG and us warrants to purchase 3,650,000 shares of Series D Preferred Stock of CarsDirect.com at a per share purchase price of $15.76, which vest and become exercisable annually based upon certain sales milestones under the operating agreement. We and PAG have agreed to allocate the warrants after they vest in proportion to our relative sales to CarsDirect.com under the operating agreement.

      Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below, payments to third parties made by Penske Corporation on behalf of us, for which we then reimburse Penske Corporation, payments relating to the use of aircraft from Penske Aviation Services, and payment of a racing sponsorship to Penske Racing. These transactions reflect the provider’s cost or an amount mutually agreed upon by both parties. We believe that the payments relating to these transactions are on terms at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis. Aggregate payments relating to such transactions, amounted to $9.7 million in 2003, excluding the payments to AGR discussed below.

      We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo is our President and Chief Operating Officer and one of our directors. During 2003, we paid $5.5 million to Mr. DiFeo and his family under these lease agreements. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

      We are currently a tenant under a number of non-cancelable lease agreements with AGR. AGR is a wholly-owned subsidiary of Penske Corporation. During 2003, we paid $5.9 million to AGR under these lease agreements. In addition, in 2003 we sold AGR real property and improvements for $19.3 million which were subsequently leased by AGR to us. The sale of each parcel of property was valued at a price which was either independently confirmed by a third party appraiser or at the price for which we purchased the property from an independent third party. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

      We are also party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske, reflecting (1) the 2001 purchase by Mr. Penske, Jr. of 10% of one of our subsidiaries, HBL, LLC, and (2) the 2000 purchase by Mr. Penske, Jr. of 4.7% of one of our subsidiaries, United Auto do Brasil, Ltda., of which we own 90.6%. From time to time, we provide these subsidiaries with working capital and other debt financing and make periodic pro rata distributions from these subsidiaries to Mr. Penske, Jr., which in 2003 totaled seven hundred thousand dollars. For 2003, Mr. Penske, Jr., received total compensation from us of one million nine hundred ninety thousand dollars in his capacity as our Regional President and as of July 2003 Executive Vice President – Eastern Operations.

      In 2003, we employed the sons of Eustace Mita, one of our directors, and James Davidson, our Executive Vice President — Finance, at one of our dealerships as sales managers for which each was compensated in excess of $60,000. We employ the son-in-law of Paul Walters, our Executive Vice President, Human Resources, as Senior Vice President Manufacturer Relations for which he received compensation in excess of $60,000 in 2003.

      In April 2003, an entity controlled by one of our directors, Lucio A. Noto (the “Investor”), paid approximately $1.8 million (including approximately $0.8 million credited from prior earnings retroactive to March 1, 2001) for a 6.5% interest in one of our subsidiaries, UAG Connecticut I, LLC, which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing and make periodic pro rata distributions from UAG Connecticut I to the Investor, which in 2003 totaled $0.3 million. In addition, the Investor has an option to purchase up to a 20% interest in UAG Connecticut I for specified amounts. The Investor has also guaranteed 20% of UAG Connecticut I’s lease obligation to AGR, our landlord of the facility at which the dealership operates. In exchange for that guarantee, the Investor will be entitled to 20% of any appreciation of the property, which appreciation would otherwise accrue to AGR at the time of sale, and the Investor is responsible to AGR for any corresponding depreciation of the property at the time of sale, which obligation shall be secured solely by the Investor’s ownership interest in UAG Connecticut I, LLC.

OTHER MATTERS

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides details regarding the shares of common stock issuable upon the exercise of outstanding options, warrants and rights granted under the Company’s equity compensation plans (including individual equity compensation arrangements) as of December 31, 2003.

				Number of securities remaining
				available for future issuance
	Number of securities to		Weighted-average	under equity compensation
	be issued upon exercise		exercise price of	plans (excluding securities
	of outstanding options		outstanding options	reflected in column (A))
Plan Category	(A)		(B)	(C)

Equity compensation plans approved by security holders	1,506,125		$14.29	1,928,805
Equity compensation plans not approved by security holders	400,000	(1)(2)	$10.00	0 (2)

Total	1,906,125			1,928,805 (2)

(1)	Consists of options to purchase an aggregate amount of 400,000 shares of common stock granted to Roger S. Penske, our Chairman and Chief Executive Officer (at an exercise price of $10.00 per share).

(2)	Does not include shares eligible to be issued under the Non-Employee Director Compensation Plan, under which plan directors may receive shares of common stock in lieu of their cash annual retainer fee. See “Compensation of Directors” for a summary of the material features of this plan.

Section 16(a)     Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, Messrs. Chasins, Davidson, DiFeo, Kurnick, Penske, Vaughan and Walters, and each filed one late Form 4 with respect to one transaction during 2003.

Stockholder Nominations and Proposals for 2004.

      We must receive any proposals intended to be presented to stockholders at our 2005 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by December 12, 2004. These proposals must also meet other requirements of the rules of the Commission relating to stockholders’ proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2005 (other than a proposal submitted for inclusion in our proxy statement) must provide us notice of the business no later than February 15, 2005.

Proxy Information.

      We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals and the Board of Directors was not aware of any other matters which might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

      Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

      It is important the proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

      We will provide without charge to each or our stockholders, on the written request of such stockholder, a copy of our Form 10-K, including the financial statements and financial statement schedules, for the year ended December 31, 2003 and any of the other documents referenced herein. Copies can be obtained from United Auto Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954, (248/648-2500).

Dated: April 12, 2004

Annex A

Amendments to our Certificate of Incorporation and Bylaws

to Eliminate the Classification of our Board of Directors

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION
OF UNITED AUTO GROUP, INC.

*****

      United Auto Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of United Auto Group, Inc., resolutions were duly adopted setting the following proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof:

1. Article V, Election of Directors, of the Restated Certificate of Incorporation of United Auto Group, Inc. is hereby amended and restated in its entirety as follows:

“Except as otherwise provided by law, the number of directors which shall constitute the Board shall be as set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot. At each annual meeting of stockholders of the Corporation, the directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders or until their earlier death, resignation or removal.

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, United Auto Group, Inc. has caused this certificate to be signed this 21st day of May 2004.

By: Shane M. Spradlin
Its: Secretary

A-1

CERTIFICATE OF AMENDMENT OF

BYLAWS OF UNITED AUTO GROUP, INC.

*****

      United Auto Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of United Auto Group, Inc., resolutions were duly adopted setting the following proposed amendments to the Bylaws of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof:

1. Article III, Section 2, of the Bylaws of United Auto Group, Inc. is hereby amended and restated in its entirety as follows:

“SECTION 2. ELECTION OF DIRECTORS. At each annual meeting of stockholders of the Corporation, the directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders or until their earlier death, resignation or removal.”

2. Article III, Section 4, of the Bylaws of United Auto Group, Inc. is hereby amended and restated in its entirety as follows:

“SECTION 4. FILLING OF VACANCIES. Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director; PROVIDED, HOWEVER, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal; and PROVIDED, FURTHER, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual meeting of stockholders or until their earlier death, resignation or removal.”

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the Bylaws were voted in favor of the amendments.

      IN WITNESS WHEREOF, United Auto Group, Inc. has caused this certificate to be signed this 21st day of May 2004.

By: Shane M. Spradlin
Its: Secretary

A-2

Annex B

United Auto Group, Inc. Management Incentive Plan

UNITED AUTO GROUP, INC.

MANAGEMENT INCENTIVE PLAN
(EFFECTIVE JULY 1, 2003)

      1. PURPOSE. The purpose of the United Auto Group, Inc. Management Incentive Plan is to advance the interests of United Auto Group, Inc., and its stockholders by motivating key personnel of the Company to take actions that will promote the Company’s long-term success and growth.

      2. DEFINITIONS

(a)	“Award” means an award entitling a Participant to receive incentive compensation subject to the terms and conditions of the Plan.

(b)	“Board” means the Company’s Board of Directors.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation and Management Development Committee of the Board or any subcommittee thereof delegated by the Compensation and Management Development Committee to administer the Plan, or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27 (e) (3) of the Regulations.

(e)	“Common Stock” means shares of common stock, par value $.0001 per share, of the Company.

(f)	“Company” means United Auto Group, Inc., a Delaware corporation.

(g)	“Fair Market Value” means the fair market value of a share of Common Stock as determined by the Committee from time to time. Unless determined otherwise by the Committee, the fair market value shall be the closing price of the Common Stock on the New York Stock Exchange on the relevant date or, if no sale occurred on such date, the closing price on the nearest preceding date on which sales occurred.

(h)	“Officer” means a Participant who is an officer of the Company.

(i)	“Participant” means a key employee of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

(j)	“Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, region, product line, department or function in which the Participant is employed or which is managed by the Participant. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases or decreases in return on equity, earnings per share, total earnings, earnings growth, earnings from continuing operations, return on capital, return on assets, gross profit, earnings before interest and taxes, sales, sales growth, gross margin, cost reduction goals, fixed cost coverage measurements (including, but not limited to, the ratio of service and parts revenues to operating costs), return on investment, increase in the fair market value of the Common Stock, share price (including, but not limited to, growth measures and total stockholder return), market capitalization, operating profit, net income, cash flow (including, but not limited to, operating cash flow and free cash flow), financial return ratios, total return to shareholders, market share, earnings measures /ratios, balance sheet measurements (including, but not limited to, debt to equity ratios and inventory or receivable turnover), human resources measurements (including, but not limited to, measurements of employee turnover, workers’ compensation costs and employee satisfaction), internal rate of return, unit sales, same store sales, customer satisfaction and productivity. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided however that in the case of a Qualified Performance-Based Award, such modification is only permitted to the extent prescribed by Section 162(m) of the Code and the Regulations.

(k)	“Performance Period” means a period determined by the Committee which shall be used for purposes of determining whether Awards are earned by Participants.

(l)	“Performance Target” means a target level of performance, based on one or more Performance Objectives, established for a Performance Period in accordance with Section 4.

(m)	“Plan” means the United Auto Group, Inc. Management Incentive Plan, as stated herein, and as amended from time to time.

(n)	“Qualified Performance-Based Award” means an Award or portion of an Award to an Officer that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

(o)	“Regulations” means the Treasury Regulations promulgated under the Code, as amended from time to time.

(p)	“Retirement” means termination of employment with the Company or a Subsidiary after completing at least 5 years of continuous employment and attaining age 60.

(q)	“Subsidiary” means a corporation or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a Partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company.

      2. PARTICIPATION. For each Performance Period, the Committee shall designate those key employees of the Company and its Subsidiaries who shall receive Awards under the Plan. Selection for participation for one Performance Period shall not confer on a Participant the right to participate in the Plan for any other Performance Period.

      3. AWARDS. For each Performance Period, each Participant shall receive an Award entitling the Participant to receive cash incentive compensation or other incentive compensation (including common stock or other awards under the United Auto Group, Inc. 2002 Equity Plan (or similar plan)) upon the attainment of one or more Performance Targets. The Committee may establish different terms for Awards for different Participants or groups of Participants. The amount of compensation payable under an Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. Notwithstanding any other provision of the plan to the contrary, the Committee retains the absolute discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero).

      4. ESTABLISHMENT OF PERFORMANCE TARGETS. Within the first twenty-five percent (25%) of each Performance Period, the Committee shall establish one or more Performance Targets for that Performance Period.

      5. PAYMENT OF AWARDS. Within ninety (90) days following the end of each Performance Period, the Committee shall determine whether the Performance Targets for such Performance Period have been satisfied and shall certify its determination in approved minutes of the Committee meeting held for such purpose. If the Committee certifies that one or more Performance Targets for a Performance Period have been achieved, all compensation payable in respect of Awards subject to such Performance Target shall be paid to Participants as soon as reasonably practicable thereafter (subject to the limitations set forth in paragraph 3); provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Company or a Subsidiary. If a Performance Target for a Performance Period is not achieved, the Committee in its sole discretion may determine that all or a portion of any Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant; provided, however, that the Committee shall not have such discretion with respect to any Qualified Performance-Based Award. Any Award that is not considered earned in accordance with this Section shall be forfeited.

      6. PARTIAL PARTICIPATION. Unless the Committee shall determine otherwise, the rules and procedures for partial participation shall be consistent with the following:

(a)	EMPLOYMENT TERMINATION. If a Participant terminates employment with the Company before payment of Awards are made for a Performance Period for reasons other than death, disability or Retirement, any Award granted to the Participant in respect of that Performance Period shall be forfeited and cancelled.

(b)	DEATH, DISABILITY OR RETIREMENT. A Participant whose employment terminates during a Performance Period because of death, disability or Retirement may, under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata Award based on the period of active employment during the Performance Period.

(c)	LEAVE OF ABSENCE. A Participant who is on a leave of absence other than a personal leave for more than ninety (90) consecutive days during the Performance Period, or who is on a personal leave of absence for more than thirty (30) consecutive days, shall forfeit any portion of an Award attributable to said period of leave pursuant to such rules as the Committee may establish.

      7. MAXIMUM AMOUNT OF QUALIFIED PERFORMANCE-BASED AWARDS. The maximum dollar amount of compensation that may be paid to any Participant in respect of Qualified Performance-Based Awards for a single fiscal year shall be $5,000,000.

      8. ADJUSTMENTS. To the extent that a Performance Target is based on an increase in the Fair Market Value of the Common Stock, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then the Committee may make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

      9. TAX WITHHOLDING. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes.

      10. NONTRANSFERABILITY OF BENEFITS. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

      11. ADMINISTRATION AND INTERPRETATION. The Committee shall have complete authority to interpret the Plan, to prescribe rules and requirements relating to it, and to make all determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of the Plan as may be required to comply with or conform to any federal, state or local laws or regulations.

      12. AMENDMENT AND TERMINATION OF PLAN. The Committee may at any time terminate the Plan and may at any time and from time to time amend or modify the Plan in any respect; provided, however, that no amendment shall be effective without approval of the stockholders of the Company if the amendment would increase the maximum amount of compensation payable to a Participant in any Performance Period pursuant to Qualified Performance-Based Awards as specified in Section 7. Neither the termination of the Plan nor any amendment to the Plan shall reduce benefits accruing under Awards granted prior the date of such termination or amendment.

      13. GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of the State of Michigan. As a condition to eligibility to receive an Award under the Plan, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Michigan and of any federal court located in the Eastern District of Michigan in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any alleged breach of this Plan or any such document or instrument.

      14. EFFECTIVE DATES AND STOCKHOLDER APPROVAL. This Plan shall be effective for periods beginning on and after July 1, 2003, provided that no Qualified Performance-Based Award shall be effective if the Plan is not approved by a vote of the stockholders of the Company at an annual meeting or special meeting.

      15. OFFSETS. As a condition to eligibility for an Award, each Participant consents to the deduction from the Award of any amounts owed by the Participant to the Company to the extent permitted by applicable law.

      16. NO RIGHTS TO CONTINUED EMPLOYMENT. Participation in the Plan does not create or constitute an express or implied employment contract between the Company and the Participant nor limit the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

      17. UNFUNDED PLAN. The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

FOLD AND DETACH HERE

PROXY SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Samuel X. DiFeo and Robert H. Kurnick, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Friday, May 21, 2004 at 9:00 a.m., Eastern Standard Time, at United Auto Group, Inc., 2555 Telegraph Rd., Bloomfield Hills, MI 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ELIMINATION OF THE CLASSIFIED BOARD, FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, AND FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UNITED AUTO GROUP

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

POLYWRAP
BARCODE

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BAR CODE	COMPANY NUMBER, ACCOUNT NUMBER AND SHARES

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	XXXXX1

Please mark
[X]	votes as in
this example

Reserved for printing share information

COMPANY NAME	1.	Elimination of Classified Board

FOR	AGAINST	ABSTAIN

2.	Election of Directors to serve until 2005:

	FOR	WITHHELD		FOR	WITHHELD
John Barr			Lucio Noto
Michael Eisenson			Roger Penske
James Hislop			Richard Peters
Hiroshi Ishikawa			Ronald Steinhart
William Lovejoy			Brian Thompson
Eustace Mita

3.	If the event Proposal 1 is not approved, election of the following directors to serve until 2007: Michael Eisensen, Hiroshi Ishikawa, William Lovejoy and Brian Thompson.

FOR	WITHHELD

4.	Approval of the Management Incentive Plan

FOR	AGAINST	ABSTAIN

Mark box at right if you plan to attend the Annual Meeting.	[ ]

Mark box at right if an address change or comment has been noted on the reverse side of this card.	[ ]

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: